Exhibit 10.1

AMENDED AND RESTATED
MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT made as of the 13 day of March, 2014.

BETWEEN:

MEDICAN ENTERPRISES, INC. (“Medican Enterprises”), MEDICAN SYSTEMS INC. (“Medican Systems”) and MEDICAN (CANALEAF) SYSTEMS INC.

(“CanaLeaf Systems” and, together with Medican Enterprises and Medican Systems, “Medican CanaLeaf”)

AND:

INTERNATIONAL HERBS (BC) LTD.
(“IHL”)
AND:

LFG ADVISORY LTD. (“LFG Advisory”) and LFG ADVISORY & ACCOUNTING LTD.
(“LFG Accounting” and, together with LFG Advisory, “LFG”)
WHEREAS:

A.	Medican Enterprises is a publically traded company incorporated pursuant to the laws of the State of Nevada;

B.	Medican Systems is a company incorporated pursuant to the laws of the Territory of Yukon, Canada and is wholly owned by Medican Enterprises;

C.	CanaLeaf Systems is a company incorporated pursuant to the federal laws of Canada and is wholly owned by Medican Systems;

D.
Medican CanaLeaf is engaged in, inter alia, efforts obtain fifty  percent (50%) ownership of International Herbs Medical Marijuana Ltd (“IHMML”), a company that procures authorization to legally produce and distribute marijuana within Canada;

E.
IHL is a company incorporated pursuant to the laws of British Columbia which is engaged in the business of, inter alia, the production and distribution of agricultural products to consumers and retailers in British Columbia;

F.
LFG Advisory and LFG Accounting are each a company incorporated pursuant to the laws of British Columbia and LFG is engaged in the business of, inter alia, the provision of strategic business advice and the formation of strategic business alliances to persons and businesses conducting or intending to conduct business within Canada;

G.
On November 15, 2013, IHL, LFG and Medican (Delta) Systems Inc. (“Medican Delta”) entered into a Management Services Agreement pursuant to which IHL and LFG agreed to provide certain services to Medican Delta (the “Original MSA”);

H.	The parties to this Agreement (the “Parties”) wish to amend and restate the Original MSA on the terms and conditions contained herein.

I.
IHL and  LFG have agreed to cooperate and work together to promote and develop the business of Medican CanaLeaf and assist Medican CanaLeaf in partnering with IHMML, a company that is applying to obtain licensed producer status from Health Canada;

J.	Medican CanaLeaf, IHL and LFG wish to formalize the terms of their relationship as described in this Agreement on the terms and conditions herein.

FOR GOOD AND VALUABLE CONSIDERATION, including the mutual promises and covenants expressed herein, each of Medican CanaLeaf, IHL, and LFG agree as follows:

1.	PHASE I

1.1.
In this Agreement, “Phase I” means and refers to the period of time beginning on November 15, 2013 or the date on which this agreement is executed by each of Medican CanaLeaf, IHL, and LFG, whichever is latest (“Phase I Commencement Date”), and ending on February 24, 2014, or such other period as each of Medican CanaLeaf, IHL, and LFG may mutually agree to in writing.

1.2.	During Phase I:

(a)
LFG will provide Medican CanaLeaf with consultation services, consisting of corporate finance advisory support as set out in Appendix A, to assist Medican CanaLeaf in entering into formal relationship with IHMML, whether as a partner, joint venturer or such other capacity as may be agreed upon, for the purpose of the establishment and operation of a facility for the legal production and distribution of marijuana (the “Business”), and in particular, will use its best efforts to assist Medican CanaLeaf in procuring funding and investment for use by Medican CanaLeaf in the Business. The amount of capital to be raised is estimated at CAD$52,000,000.

(b)
Authorized representatives of IHL, LFG and Medican CanaLeaf will meet in good faith and with the objective of exchanging information to enable and formalize a relationship between Medican CanaLeaf and IHMML.

(c)
The objective of Phase I is to formulate a business strategy to set the basis for a formal agreement with IHMML, subject to confirmation that IHMML has completed an application with Health Canada. The Parties acknowledge that Phase I is deemed to have been completed and Phase I Fees (as defined in Section 4.1(a)) have been earned by each of IHL and LFG.

2.	PHASE II

2.1.
In this Agreement, “Phase II” means and refers to the period of time beginning on the day immediately following the end of Phase I (“Phase II Commencement Date”) and ending on March 21, 2014, or such other date as each of Medican CanaLeaf, IHL and LFG may mutually agree to in writing (the “Phase II Completion Date”).

2.2.	During Phase II:

(a)	LFG will provide Medican CanaLeaf with consultation services, consisting of corporate finance advisory support as further described in Appendix A, to assist

Medican CanaLeaf in acquiring fifty percent (50%) ownership of IHMML, a company involved in development of facilities and business infrastructure, for the Business, and to the extent that Medican CanaLeaf has not procured funding or investment for use by Medican CanaLeaf in furtherance of the Business, LFG will continue to use its best efforts to assist in procuring such funding or investment during Phase II.

(b)
Upon Medican CanaLeaf entering into a Share Purchase Agreement with IHMML, it is understood that IHL and Medican CanaLeaf will cooperate and work jointly through the shared contribution of time, effort and resources to:

(i)	design, build and develop a facility in which to lawfully produce and from which to lawfully distribute marijuana (the “Facility”);

(ii)	hire employees as deemed necessary for the operation of the Facility and all business conducted at and in relation to the Facility;

(iii)	develop and implement systems and processes to optimize the production and profitability of all business conducted at and in relation to the Facility;

(iv)	ensure compliance with and adherence to all applicable laws, regulations, ordinances and directions; and

(v)	prepare the Facility for a final site visit and inspection by government and regulatory personnel as may be required to gain final approval of the Facility.

(c)	IHL and LFG may provide the services described in this Section 2.2 directly to IHMML, as Medican CanaLeaf will benefit from the same due to common ownership.

(d)
LFG will use its commercially reasonable efforts to facilitate the objectives of Phase II, which for greater certainty include (A) the execution and delivery of a Share Purchase Agreement (or other substantially similar investment agreement) pursuant to which Medican CanaLeaf shall acquire a fifty percent (50%) interest in IHMML and (B) a Shareholders Agreement among Medican CanaLeaf and the other shareholders of IHMML.

3.	PHASE III

3.1.
In this Agreement, “Phase III” means and refers to the period of time beginning on the day immediately following the Phase II Completion Date and continuing thereafter until a date to be mutually agreed to by the Parties in writing.

3.2.	During Phase III:

(a)
LFG will provide Medican CanaLeaf with consultation services, consisting of corporate finance advisory support as further described in Appendix A, to assist Medican CanaLeaf with the development of facilities and business infrastructure, for the Business, and to the extent that Medican CanaLeaf has not procured funding or investment for use by Medican CanaLeaf in furtherance of the Business, LFG will continue to use its best efforts assist in the procurement of such funding or investment during Phase III.

(b)	IHL and Medican CanaLeaf will cooperate and work jointly through the shared contribution of time, effort and resources to develop and implement a strategic plan regarding all aspects of the Business.

(c)	IHL and LFG may provide services described in Phase III, directly to IHMML, as Medican CanaLeaf will benefit from the same due to common ownership.

4.	FEES

4.1.	For and in consideration of the services, time, and resources expended by IHL and LFG, Medican CanaLeaf will pay each of IHL and LFG a fee, in accordance with the following:

(a)
On the Phase I Commencement Date, Medican CanaLeaf will pay to IHL a fee in the amount of CAD$225,00 and will pay to LFG a fee in the amount of CAD$50,000 (together, the “Phase I Fees”). The Parties acknowledge that, as of the date of this Agreement, Phase I is complete and all Phase I Fees have been paid in full;

(b)	On the Phase II Completion Date, Medican CanaLeaf will pay to IHL a fee in the amount of CAD$500,000 and will pay to LFG a fee in the amount of CAD$100,000; and

(c)
During each month of Phase III, Medican CanaLeaf will pay to LFG, on the first day of each month, a fee in the amount of CAD$17,500 per month. The Parties acknowledge that IHL shall receive compensation for Phase III services directly from IHMML.

(collectively, the “Fees”).

4.2.
In addition to the Fees, during Phase I and Phase II, Medican CanaLeaf will pay to LFG, an amount equal to two percent (2%) of all monies procured from investors (the “Commission”). Based on the expected raise amount of CAD$52,000,000 the Commission is estimated to be $1,040,000 applicable taxes.

4.3.
In addition to the Fees and the Commission, on March 21, 2014, Medican CanaLeaf shall cause shares in the capital of Medican Enterprises to be issued or transferred, as the case may be, to the persons, in the denominations and at the issue prices set out in Appendix B (the “Equity Compensation”).  The Equity Compensation shall be issued or transferred, as the case may be, for no additional consideration, as fully paid as non-assessable and free and clear of any encumbrances whatsoever.

5.	INDEPENDENT CONTRACTOR

5.1.
The Parties agree that LFG is retained by Medican CanaLeaf only for the purposes and to the extent set forth in this Agreement and LFG’s relationship to Medican CanaLeaf shall, during the term of this Agreement, be that of an independent contractor.

5.2.
The Parties agree that LFG is not an employee of Medican CanaLeaf or IHL and Medican CanaLeaf and IHL shall not be required to make contributions or other payments to Canada Revenue Agency, Employment Insurance, Canada Pension Plan, Worker’s Compensation Board or other similar levies in respect of this Agreement, the Fee, the Commission or other amounts to be paid to LFG pursuant to this Agreement.

5.3.	LFG will not, without the prior written consent of Medican CanaLeaf or IHL, enter into any contract or commitment in the name of or on behalf of Medican CanaLeaf or IHL or bind

Medican CanaLeaf or IHL in any respect whatsoever.  The Parties acknowledge and agree that LFG’s relationship with Medican CanaLeaf or IHL shall not be deemed to constitute a joint venture or partnership.

6.	LIMITED LIABILITY

6.1.
Notwithstanding any other provision of this Agreement, the aggregate liability of LFG and IHL for any claims, losses, expenses, costs or damages arising as a result of any terms of this Agreement for any cause whatsoever, including, but not limited to, LFG and/or IHL’s negligent acts or omissions, shall not exceed CAD$100,000.

7.	INDEMNITY

7.1
Medican CanaLeaf, LFG and IHL shall mutually indemnify and save each of and their respective shareholders, directors, officers, employees, agents and representatives harmless of and from, and shall pay for, any damages suffered by, imposed upon or asserted against it or any of them as a result of, in respect of, connected with, or arising out of, under, or pursuant to:

(a)	any breach or inaccuracy of Medican CanaLeaf under this Agreement;

(b)	any failure of Medican CanaLeaf to perform or fulfil an of its obligations under this Agreement;

(c)	any failure of Medican CanaLeaf to cause a transfer of good and valid title to the Equity Compensation to those persons set out in Appendix B, free and clear of all encumbrances whatsoever; and

(d)	any and all claims made by Medican CanaLeaf investors, shareholders or other third parties.

8.	FURTHER AGREEMENTS

8.1.	It is understood and agreed that the Parties will execute and enter into such further agreements as may be required to ensure the intent and purposes of this Agreement are fulfilled.

9.	EFFECT OF AMENDMENT AND RESTATEMENT

9.1.	This Agreement is intended to represent a continuation of the Original MSA, as amended and restated, and supersedes and replaces the Original MSA in its entirety.

10.	CONFIDENTIALITY

10.1.
The Parties recognize and acknowledge that this Agreement creates a confidential relationship between each of them and that information shared in furtherance of this Agreement is confidential and will not be disclosed to any person or for any reason without the mutual consent of all of the Parties except as required by law or in the performance of any Party’s obligations under this Agreement.

11.	MISCELLANEOUS

11.1.	No public announcement or statement concerning the agreements contemplated herein between the parties shall be made by any Party, including the shareholders of each of

Medican CanaLeaf, IHL and LFG, without the prior written consent of each of the Parties.  The Parties acknowledge that, in accordance with applicable laws, the Parties or the shareholders of the Parties may be required to disclose the agreements contemplated herein.  If such disclosure is required by applicable laws, the Party required to provide such disclosure shall use commercially reasonable efforts to enable the other Parties to review and comment on such disclosure prior to the release thereof, and if such prior review and consultation is not possible, to give oral and written notice of such disclosure immediately following the making of such disclosure.  In addition, Medican CanaLeaf may be required, in accordance with applicable securities laws, to file a copy of this Agreement on SEDAR, and each Party agrees that in such case it shall make such redactions to this Agreement required by the other Parties as are permitted under Section 12.2(3) of National Instrument 51-102 (“NI 51-102”) (subject to compliance with the remaining provisions of Section 12.2 of NI 51-102).

11.2.
Medican CanaLeaf acknowledges and agree that the services provided by IHL and LFG are provided on a non-exclusive basis and that IHL and LFG are exploring several other medical marijuana related projects.

11.3.	Services of IHL and LFG are provided on a best efforts basis, with no guarantee of success.

12.	DISPUTE RESOLUTION

12.1.
If a dispute arises between the Parties relating to this Agreement, or arising out of this Agreement, the Parties agree to negotiate in good faith for a period of thirty (30) days. If the Parties are not successful in resolving the dispute through negotiation, then the Parties agree that the dispute shall be settled by arbitration in accordance with the Arbitration Act (British Columbia). The decision of the arbitrator shall be final and binding and shall not be subject to appeal on a question of fact, law or mixed fact and law. The costs of mediation or arbitration shall be shared equally between the Parties. Costs shall not include costs incurred by a Party for representation by counsel. Unless the Parties otherwise agree, the rules of the British Columbia International Commercial Arbitration Centre shall apply.

13.	OTHER

13.1.
The Parties acknowledge that CanaLeaf Systems is a subsidiary of a publicly reporting company and that, because of that relationship, certain material contracts must be disclosed to the Securities and Exchange Commission (the “SEC”) through publication on its EDGAR reporting system. The Parties hereby consent to the disclosure of this Agreement in accordance with the securities laws of the United States, and agrees to consent to reasonable written requests to the disclosure of the Agreement to the SEC.

14.	GOVERNING LAW

14.1.	This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

MEDICAN ENTERPRISES INC. Per: /s/ Authorized Signatory

MEDICAN SYSTEMS INC. Per: /s/ Authorized Signatory

MEDICAN (CANALEAF) SYSTEMS INC. Per: /s/ Authorized Signatory

INTERNATIONAL HERBS (BC) LTD. Per: /s/ Authorized Signatory

LFG ADVISORY LTD. Per: /s/ Authorized Signatory

LFG ADVISORY & ACCOUNTING LTD. Per: /s/ Authorized Signatory

APPENDIX A
CORPORATE FINANCE SUPPORT

ALL SERVICES PROVIDED ON A BEST EFFORTS BASIS. Corporate Finance Support will be provided by LFG, a Vancouver based full service corporate finance advisory firm. The two main partners, Sam Perera, MBA, CAIA and David Fong, CA, will provide advisory services to assist with fundraising and structuring of Medican CanaLeaf.

Support for Phases I to III will be provided as follows:

Phases I & II (Structuring and Assisting Medican CanaLeaf in raising $52M and negotiating the purchase of 50% of International Herbs Medical Marijuana Ltd.)

1.	Model Definition and Development
a.	Develop understanding of the Medican CanaLeaf’s industry and business model.
b.	Assess the business realities of Medican CanaLeaf and build a 5-year financial forecast based on the same.
c.	Determine the amount of capital that is required for the Medican CanaLeaf’s long-term business objectives
2.	Information Gathering, Market Research, Create a Pitch Deck
a.	Conduct research of identified target markets of topics including (but not limited to) the following:
i.	Current market size
ii.	Projected market potential
iii.	Ease of access; key barriers to entry, risks and additional considerations
iv.	Key players within identified market

Research will be based on secondary sources including (but not limited to) industry reports (e.g., banking institutions, advisory firms, special interest groups etc.), news agencies, analytic tools / sites, various online sources etc.)
3.	Assistance in the Creation of a Pitch Deck
4.	Assisting in Market Sounding and Completing the Capital Raise
a.	Liaise with Medican CanaLeaf to determine the optimal investment partners / capital providers and pitch the company as required
b.	Follow up with investment partners and capital providers/investors
c.	Review term sheets for investment/capital. Model the various options and discuss the pros and cons with each option. This will allow the Medican CanaLeaf to determine the best source of capital.
5.	Negotiating the Share Purchase Agreement and Shareholder Agreement between Medican (CanaLeaf) Systems Inc and International Herbs Medical Marijuana Ltd.
6.	Acting as a conduit in providing prospective investors in conducting their due diligence.

Note: It is mutually understood that Medican CanaLeaf is responsible for raising CAD$52,000,000, or other amount as mutually agreed upon. LFG’s services are provided to supplement the fundraising expertise of Medican CanaLeaf.

Phase III(Long Term Continued Support)

1.	Conduct monthly budget to actual review
2.	Assistance in preparing monthly update packages for the directors of Medican CanaLeaf
3.	Managing the optimal debt/equity structure of Medican CanaLeaf
4.	Assisting in the perpetration of Management Discussion and Analysis commentary for public reporting purposes.
5.	Setting quarterly and annual revenue and cost targets
6.	Ensuring effective internal financial controls are in place
7.	Act as a legal liaison for corporate matters
8.	Assisting the CFO of Medican Enterprises Inc with reporting pertaining to Medican (CanaLeaf) Systems Inc and other tasks that may reasonably be required by the CFO.